Exhibit 3

October 19, 2007

AVANT Immunotherapeutics, Inc.

119 Fourth Avenue

Needham, MA 02194

Re:          Lockup Agreement (the “Agreement”)

Ladies and Gentlemen:

1.             The undersigned stockholder of Celldex Therapeutics, Inc., Delaware corporation (“Celldex”), understands that AVANT Immunotherapeutics, Inc., a Delaware corporation (“AVANT”), and Callisto Merger Corporation., a Delaware corporation and a wholly-owned subsidiary of AVANT (the “Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of October 19, 2007 (as the same may be amended and restated from time to time, the “Merger Agreement”), with Celldex, pursuant to which the Merger Sub will merge with and into Celldex, and, in connection therewith, holders of the outstanding shares of capital stock of Celldex (the “Shares”) will receive the right to receive shares of common stock of the AVANT (the “AVANT Common Stock”) and, at the Effective Time (as defined in the Merger Agreement), options (the “Celldex Options”) to purchase Celldex common stock outstanding will be assumed by AVANT. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

2.             In order to facilitate the transactions contemplated by the Merger Agreement, the undersigned agrees that the undersigned will not, until the six-month anniversary of the Closing Date (the “Restriction Period”), offer, sell, contract to sell, transfer, pledge, make any short sale, hypothecate or otherwise dispose of, or reduce the undersigned’s interest in or risk relating to (each, a “Transfer”) any shares of AVANT Common Stock: (i) issued to the undersigned in connection with the Merger in accordance with the terms of the Merger Agreement; (ii) issued to the undersigned upon the exercise of any Celldex Options assumed by AVANT in accordance with the terms of the Merger Agreement; or (iii) otherwise acquired or beneficially owned by the undersigned as a result of the transactions contemplated by the Merger Agreement (collectively, the “Restricted Shares”), The undersigned will not have any restrictions under this Agreement regarding the Transfer of the undersigned’s Restricted Shares after the expiration of the Restriction Period.

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to, or result in, a sale or disposition of the Shares even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares. Notwithstanding the foregoing, nothing in this agreement shall prohibit (i) any grant or exercise of options to purchase Common Stock pursuant to AVANT’s option plans or (ii) the conversion of any equity security held by the undersigned into Common Stock.

3.             Notwithstanding the foregoing, the restrictions on Transfer set forth in this Agreement shall not apply to (i) transactions relating to shares of AVANT Common Stock or other securities acquired in open market transactions after the Closing Date, or (ii) the following Transfers: (A) bona fide gifts to family members (or trusts for the direct or indirect benefit of family members); (B) bona fide charitable contributions of Restricted Shares made by the holder of such Restricted Shares; or (C) Transfers to “affiliates”, limited partners, members or stockholders of the undersigned; provided that in the case of any Transfer pursuant to clause (A), (B) or (C), each transferee agrees in writing as a condition precedent to such Transfer to be bound by the terms hereof. The term “affiliate” shall have the meaning given such term in Rule 144 under the Securities Act of 1933, as amended.

4.             The undersigned also agrees and consents to AVANT entering stop transfer instructions with its transfer agent and registrar against the Transfer of the Shares except in compliance with the foregoing restrictions.

5.             The undersigned further represents and agrees that the undersigned has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of AVANT to facilitate the sale or resale of the Shares, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Shares or any related securities.

6.             It is understood that if the Merger Agreement shall be terminated in accordance with the provisions thereof at any time prior to the Closing Date, this Agreement shall terminate.

7.             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement may not be amended, modified, revoked or terminated in any respect without the written consent of the undersigned and AVANT. This Agreement shall be binding upon the undersigned and the undersigned’s heirs, successors and assigns.

This agreement is executed as of the date first set forth above.

Very truly yours,

CHARLES R. SCHALLER
(print name of stockholder above)

By:	/s/ Charles R. Schaller
Name: CHARLES R. SCHALLER
Title: CHAIRMAN, CELLDEX
(if applicable)